Exhibit 10.01

FORM OF CITIGROUP INC. 2012 DIRAP AWARD AGREEMENT

Citigroup Inc.

Discretionary Incentive and Retention Award Agreement

Summary

Citigroup Inc. (“Citigroup”) hereby grants to {NAME} (the “Participant”), the awards summarized below, pursuant to the terms of the Discretionary Incentive and Retention Award Plan (“DIRAP”). The terms, conditions and restrictions of your awards are contained in this Award Agreement, including the attached Terms and Conditions (together, the “Agreement”). Deferred stock and restricted stock awards granted under the 2012 Capital Accumulation Program (“CAP”) are summarized, along with additional information, in the 2012 Capital Accumulation Program prospectus dated January 17, 2012, and any applicable prospectus supplements (together, the “Prospectus”) and the Citigroup 2009 Stock Incentive Plan, as amended and restated effective April 21, 2011, and as it may be further amended from time to time (the “Stock Incentive Plan”). Deferred cash awards granted under the 2012 Deferred Cash Award Plan (“DCAP”) are summarized, along with additional information, in the 2012 Deferred Cash Award Plan brochure dated January 17, 2012 (the “Brochure”) and the DCAP plan document.

For the awards to be effective, you must [accept][sign] below[ and return this page of the Agreement]. If you do not formally accept the terms and conditions of these awards within the time period prescribed by Citigroup, the awards summarized below may be cancelled.

Summary of Participant’s 2012 Capital Accumulation Program Stock Award (the “Stock Award”)

Award date	January 17, 2012
Award vehicle	[Deferred][Restricted] stock
Number of shares	[ ]
Vesting dates (and amount; subject to rounding)	January 20, 2013 (25%) January 20, 2014 (25%) January 20, 2015 (25%) January 20, 2016 (25%)(1)

Summary of Participant’s 2012 Deferred Cash Award (the “Deferred Cash Award”)

Award date	January 17, 2012
Principal amount	[ ]
Notional interest rate (compounded annually)	[ ]%(2)
Vesting dates (and amount)	January 20, 2013 (25%) January 20, 2014 (25%) January 20, 2015 (25%) January 20, 2016 (25%)(1)

Acceptance and Agreement by Participant. I hereby accept the awards described above, and agree to be bound by the terms, conditions, and restrictions of such awards as set forth in this Agreement (which includes the attached Terms and Conditions), the Prospectus and Brochure, as applicable (acknowledging hereby that I have read and that I understand such documents), and Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

CITIGROUP INC.		PARTICIPANT’S [SIGNATURE][ACCEPTANCE]:

By:
	[Name]	Name:
	[Title]	GEID:

(1)  Pro-rata vesting over three years (subject to post-vesting retention requirements) may be applicable for Code Staff in the United Kingdom or Identified Staff in the European Union, or elsewhere, as contemplated by local regulations.

(2)  Interest rate may vary according to regulatory standards.

CITIGROUP INC.

2012 DIRAP AWARD AGREEMENT

TERMS AND CONDITIONS

The Terms and Conditions below constitute part of this Agreement and relate to the Awards described on the preceding Summary page.  The Stock Award and the Deferred Cash Award are together referred to as the “Awards” and each, an “Award.” All references to a Deferred Cash Award in this Agreement shall include any notional interest or return accrued thereon. Except as otherwise provided herein, the “Company” shall mean Citigroup and its subsidiaries that participate in DIRAP, CAP, or DCAP through the making of Awards to their employees.  The “Committee” shall mean the Personnel and Compensation Committee of the Citigroup Board of Directors and any person with authority directly or indirectly delegated from the Committee.

1. Participant Acknowledgements.  By accepting the Awards, Participant acknowledges that:

(a)                                  He or she has read and understands the Prospectus and the Brochure and these Terms and Conditions.  Participant acknowledges that the official language of these documents is English, and that unofficial translations of program documents to a language Participant understands have been made available to Participant upon request to aid his or her understanding of the official English-language versions.

(b)                                 Participant understands that the Awards and all other incentive awards are entirely discretionary. Participant acknowledges that, absent a prior written agreement to the contrary, he or she has no right to receive the Awards, or any incentive award, that receipt of an Award or any other incentive award is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

(c)                                  Because the Awards are intended to promote employee retention, among other interests, the Awards will be cancelled if vesting conditions set forth herein are not satisfied.

(d)                                 Any actual, anticipated, or estimated financial benefit to Participant from the Awards (or any other incentive award) is not and shall not be deemed to be a normal or an integral part of Participant’s regular or expected salary or compensation from employment for any purpose. Participant hereby agrees that neither the Awards nor any amounts payable in respect of the Award shall be considered when calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements.

(e)                                  The value that may be realized from a Stock Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors. Equity awards are intended to promote stock ownership and to align employees’ interests with those of stockholders. Any monetary value assigned to a Stock Award in any communication is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant.

(f)                                    A Deferred Cash Award is an unsecured general obligation of Citigroup and, until paid in accordance with its terms, is subject to the claims of Citigroup’s creditors. A Deferred Cash Award will remain denominated in the currency in which it was awarded throughout the vesting period. However, if Participant works in more than one country between the award date and a vesting date, Participant will receive proportionate distribution payments in the local currency of each work country, at exchange rates determined by the Committee in its sole discretion.

2. Vesting Conditions and Transfer Restrictions.  Vesting of any Award is conditioned on Participant’s continuous employment with the Company up to and including the scheduled vesting date, unless otherwise provided in this Agreement.  If the conditions to vesting as specified in this Section 2 are not satisfied as of the applicable vesting date(s) (including circumstances in which vesting occurs after termination of employment), unvested shares in a Stock Award and/or the unvested portion of the Deferred Cash Award may be canceled.

(a)                                  [intentionally omitted].

(b) Clawback; Misconduct; Error; Downturn in Performance or Failure of Risk Management.

(i)                                     Any unvested shares in a Stock Award and/or any unvested portion of a Deferred Cash Award may be canceled or forfeited if the Committee, in its sole discretion, determines that (1) Participant received the Award based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains), (2) Participant knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to financial statements, (3) Participant materially violated any risk limits established or revised by senior management, a business head and/or risk management, or any balance sheet or working or regulatory capital guidance provided by a business head, or (4) Participant has engaged in “gross misconduct” as defined in Section 3(f) hereof.

(ii)                                  If Participant has been designated as “U.K. Code Staff” or “EU Identified Staff” (hereinafter, “Identified Staff”) and the Committee determines (1) there is reasonable evidence that Participant engaged in misconduct or committed material error, in either case in connection with his or her employment, or (2) the Company or Participant’s business unit has suffered a material downturn in its financial performance or a material failure of risk management, the Committee in its sole discretion may determine that any unvested shares in a Stock Award [and/or the unvested portion of a Deferred Cash Award] shall be canceled or that the number of shares [and/or the cash payment] that is or may otherwise become distributable [or payable] to Participant pursuant to this Agreement shall be reduced.

(c) Transfer Restriction Applicable to Identified Staff.

(i) Stock Awards. If Participant has been designated as Identified Staff, shares that vest pursuant to this Agreement may not be sold or otherwise transferred for a period beginning on the applicable vesting date and ending on the earlier of (1) [six months](3) from the applicable vesting date, or (2) the date of Participant’s death. Notwithstanding the foregoing, if the Company is required to withhold any tax upon the vesting of such shares, the number of whole shares that are sufficient to satisfy the minimum amount of tax that is required to be withheld will be so withheld, but only to the extent permitted by applicable law, and in such case, only the net, after-tax shares will be subject to the restriction on sale or other transfer.  If Participant’s tax liability in connection with the vesting of any shares subject to the Award exceeds the minimum statutory withholding obligation of the Company, or if Participant is an Expatriate subject to hypothetical tax that exceeds the minimum statutory withholding obligation of the Company (including, in each case, if no withholding is required by applicable law), the Company may, in its discretion, but only to the extent permitted by applicable law, release from restriction a number of whole shares that, if sold at then current market prices, as determined by the Company, will be sufficient to cover Participant’s actual (or hypothetical) tax liability. To the extent the withholding or release of sale-restricted shares for the purpose of funding tax (or hypothetical tax) obligations is not permitted for any reason, Participant will be required to fund payment of the amount due in cash.

[(ii) Deferred Cash Awards. If Participant has been designated as Identified Staff, each portion of a Deferred Cash Award that vests pursuant to this Agreement will not be distributable to the Participant for a period beginning on the applicable vesting date and ending on the earlier of (1) [six months] (1)  from the applicable vesting date or (2) the date of Participant’s death. Notional interest shall continue to accrue until such award is distributable.  Notwithstanding the foregoing, if the Company is required to withhold any tax upon the vesting of a portion of the Deferred Cash Award, the Company will withhold from the vested portion of the Deferred Cash Awards to the extent permitted by applicable law, and net after-tax amount will be distributable at the end of the six-month period. If Participant’s tax liability exceeds the

(3)  Restricted periods may range from six months to one year.

minimum statutory withholding obligation of the Company, or if Participant is an Expatriate subject to hypothetical tax that exceeds the minimum statutory withholding obligation of the Company (including, in each case, if no withholding is required by applicable law), Participant will be required to fund payment of the amount due in cash.]

(d) Additional Conditions.  Only whole shares of Citigroup stock may be delivered when shares are distributable, and the Company will not be liable to Participant with respect to canceled fractional shares or for payment in lieu of fractional shares except to the extent provided in the Prospectus. Once all applicable conditions to vesting have been satisfied, vested Awards will be distributed as soon as administratively practicable, except as may be provided elsewhere in this Agreement.  Vesting and distribution in each case are subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all applicable conditions to vesting and distribution have been satisfied.  All distributions of shares pursuant to the Stock Award shall be net of any shares withheld for taxes, and distributions pursuant to the Deferred Cash Award will be net of any amounts withheld for taxes.

3. Termination of Employment and Other Changes in Status.  If Participant’s employment with the Company terminates or is interrupted, or if Participant’s status changes under the circumstances described below, Participant’s rights with respect to the Awards will be affected as provided in this Section 3.  If Participant’s employment with the Company terminates for any reason not described below, the Awards will be canceled.

(a) Voluntary Resignation.  If Participant voluntarily terminates his or her employment with the Company and at such time does not satisfy the conditions of Section 3(j), (k) or (l) below, vesting of the Award will cease on the date Participant’s employment is so terminated; all unvested shares in a Stock Award and the unvested portion a Deferred Cash Award will be canceled and Participant shall have no further rights of any kind with respect to the Awards.

(b) Disability.  Awards will continue to vest on schedule subject to all other provisions of this Agreement during Participant’s approved disability leave pursuant to a Company disability policy.  If Participant’s approved disability leave ends with a termination of Participant’s employment by the Company on account of Participant’s disability, unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement.

(c) Approved Personal Leave of Absence (Non-Statutory Leave).

(i) Awards will continue to vest on schedule subject to all other provisions of this Agreement during the first six months of Participant’s personal leave of absence that was approved by management of Participant’s business unit in accordance with the leave of absence policies applicable to Participant (an “approved personal leave of absence”).  Unvested shares in a Stock Award and/or the unvested portion of a Deferred Cash Award will be canceled as soon as the approved personal leave of absence has exceeded six months, except as provided in paragraph (ii) below.

(ii) If Participant’s employment terminates for any reason specified elsewhere in this Section 3 during the first six months of an approved personal leave of absence, the Awards will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) or (l) before the approved personal leave of absence exceeds six months, unvested Awards will continue to vest on schedule subject to Section 3(k) or (l), as applicable.

(d) Statutory Leave of Absence. Unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement during a leave of absence that is approved by management of Participant’s business unit, is provided by applicable law and is taken in accordance with such law and applicable Company policy (a “statutory leave of absence”).  If Participant’s employment terminates for any reason specified elsewhere in this Section 3 during a statutory leave of absence, the Awards will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) or (l) during a statutory leave of absence, unvested Awards will continue to vest on schedule, subject to Section 3(k) or (l), as applicable. If a statutory leave of absence is followed without interruption by an approved personal leave of absence, Participant will be deemed to have voluntarily terminated his or her employment pursuant to Section 3(a) (or Section 3(k) or (l), if applicable) on the date that the combined leaves exceed six months.

(e) Death.  If Participant’s employment terminates by reason of Participant’s death, or if Participant dies following a termination of his or her employment, unvested Awards will vest and become distributable to Participant’s estate at such time.

(f) Involuntary Termination for Gross Misconduct. If the Company terminates Participant’s employment because of Participant’s “gross misconduct” (as defined below), vesting of the Awards will cease on the date Participant’s employment is so terminated; unvested shares and any vested but undistributed shares in a Stock Award, and/or the unvested portion or vested but undistributed portion of a Deferred Cash Award will be canceled as of the date Participant’s employment is terminated and Participant shall have no further rights of any kind with respect to the Award.  For purposes of this Agreement, “gross misconduct” means any conduct that is determined by the Committee, in its sole discretion, (i) to be in competition with the Company’s business operations, (ii) to be in breach of any obligation that Participant owes to the Company or Participant’s duty of loyalty to the Company, (iii) to be materially injurious to the Company, or (iv) to otherwise constitute gross misconduct. For purposes of this Section 3(f), “Company” shall mean Citigroup and any of its subsidiaries.

(g) Involuntary Termination Other than for Gross Misconduct. If Participant’s employment is terminated by the Company involuntarily other than for gross misconduct, including under a reduction in force or job discontinuance program, unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement.

(h) Transfer to Non-Participating Subsidiary. If Participant transfers to a subsidiary of Citigroup that does not participate in DIRAP, CAP or DCAP, unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement.

(i) Employing Company is Acquired by Another Entity (Change in Control). If Participant is employed by a company or other legal entity that is the subject of a transaction that is described in Section 409A(a)(2)(A)(v) of the United States Internal Revenue Code of 1986, as amended (the “Code”)(hereinafter, a “change in control”), or if Citigroup experiences a change in control, unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement. In the event of a “Change of Control” (as defined in the Stock Incentive Plan) of Citigroup, the Committee, in its sole discretion may, subject only to the limitations specified in the Stock Incentive Plan and in Sections 12, 13 and 14 of this Agreement, take any actions with respect to awards (including this Award) that are permitted by the Stock Incentive Plan, including, but not limited to, making adjustments that it deems necessary or appropriate to reflect the transaction, or causing awards to be assumed, or new rights substituted therefor, by the surviving entity in such transaction.

(j) Voluntary Resignation to Pursue Alternative Career.  If Participant has not met the conditions of Section 3(k) or (l), and Participant voluntarily resigns from his or her employment with the Company to work in a full-time paid career in government service, for a bona fide charitable institution, or as a teacher at a bona fide educational institution, and/or otherwise satisfies the alternative or additional requirements (including written management approvals) that may be imposed by then applicable guidelines adopted for the purposes of administering this provision (an “alternative career”), unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement, provided that Participant remains employed in the alternative career (or a new alternative career) until each scheduled vesting date, or until such earlier date on which Section 3(e) applies. Vesting under this Section 3(j) will be conditioned upon Participant providing by each subsequent vesting date, if requested by the Company, a written certification of compliance with the Company’s alternative career guidelines, in a form satisfactory to the Company. If an acceptable certification is not provided by the relevant vesting date, unvested Awards will be canceled.

(k) Satisfying the “Rule of 75.”  If Participant has completed a number of full years of service with the Company that, when added to his or her age, equals at least 75 (the “Rule of 75”), unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement, except Participant will no longer be required to remain employed by the Company, provided that if Participant has voluntarily terminated his or her employment, Participant is not, at any time up to and including each scheduled vesting date (or until such earlier date on which Section 3(e) applies), employed by a Significant Competitor of the Company (as defined in Section 3(m) below).

(l) Satisfying the “Rule of 60.”  If Participant does not satisfy the conditions of Section 3(k) above, but (i) is at least age 50 and has completed at least five full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60, or (ii) Participant is under age 50, but has completed at least 20 full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60 (the “Rule of 60”), unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement, except Participant will no longer be required to remain employed by the Company, provided that if Participant has voluntarily terminated his or her employment, Participant is not, at any time up to and including each scheduled vesting date (or until such earlier date on which Section 3(e) applies), employed by a Significant Competitor of the Company (as defined in Section 3(m) below).

(m) Definition of “Significant Competitor;” Certification of Compliance.

(i) For purposes of this Agreement, a “Significant Competitor” of the Company shall mean any company or other entity designated by the Committee as such and included on a list of Significant Competitors that will be made available to Participant and which may be updated by the Company from time to time in its discretion.  For purposes of this Section 3(m), “Company” shall mean Citigroup and any of its subsidiaries.

(ii) Whenever an Award continues to vest pursuant to Section 3(k) or (l) following a termination of employment, the vesting of the Award will be conditioned upon Participant’s providing by each subsequent vesting date, if requested by the Company, a written certification that Participant has not been employed by a Significant Competitor in a form satisfactory to the Company. The list of Significant Competitors in effect at the time Participant terminates employment with the Company will apply to such certification. If an acceptable certification is not provided by the relevant vesting date, vesting of Awards will cease and Participant shall have no further rights of any kind with respect to the Awards.

4. Transferability.

(i)                                     Unvested Awards and vested and sale-restricted or undistributed Awards may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Award or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be cancelation of the Award. During Participant’s lifetime, all rights with respect to the Awards shall be exercisable only by Participant, and any and all payments in respect of the Awards shall be to Participant only. The Company shall be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Awards and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

(ii)                                  Citigroup may assign the legal obligation to pay Participant’s Deferred Cash Award to Participant’s employer without the consent of Participant.

5. Stockholder Rights.  Participant shall have no rights as a stockholder of Citigroup over any shares subject to a Stock Award, unless and until the shares are distributed to Participant following their vesting.  During the vesting period, Participant will be entitled to receive dividend equivalent payments in respect of unvested shares still subject to the Stock Award, to the extent dividends would be payable at such times to record holders of the same number of shares of outstanding Citigroup stock.

6. Right of Set Off.  Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with the requirements of Section 409A of the Code, retain for itself funds or securities otherwise payable to Participant pursuant to the Awards or any award under any award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any award is canceled pursuant to its terms.  The Company may not retain such funds or securities and set off such obligations or liabilities, as described above, until such time as they would otherwise be distributable to Participant in accordance with the applicable award terms.

7. Consent to Electronic Delivery.  In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, brochures, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Awards and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors.  Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.

8. Plan Administration.  The Stock Award described in this Agreement has been granted subject to the terms of the Stock Incentive Plan, and the shares deliverable to Participant in connection with a Stock Award will be from the shares available for grant pursuant to the terms of the Plan. The Deferred Cash Award described in this Agreement has been granted subject to the terms of the DCAP plan document.  The Committee has the exclusive discretionary authority to make determinations regarding the administration of the Awards.

9. Adjustments to Awards.

(a)                                  Stock Awards.  In the event of any change in Citigroup’s capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup’s capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such appropriate equitable adjustments as may be permitted by the terms of the Stock Incentive Plan and applicable law, to the number or kind of shares subject to a Stock Award.

(b)                                  Deferred Cash Awards. In the event of any change in applicable tax laws or accounting principles, the Committee shall make appropriate equitable adjustments to any Deferred Cash Award, which adjustments shall not require the consent of the affected Participants.

(c)                                  Adverse Consequences.  Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to Participant or the Company, and neither the Committee nor Citigroup shall be bound to compensate any Participant for any such adjustment not made, nor shall they be liable to Participant for any additional personal tax or other consequences of any adjustments that are made to an Award.

10. Taxes and Tax Residency Status.

(a)                                  Compliance. By accepting the Awards, Participant agrees to pay all applicable taxes (or hypothetical tax, if Participant is subject to tax equalization or tax protection pursuant to a Citigroup Expatriate policy) and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting of the Awards or at such times as otherwise may be required in connection with the Awards, Participant acknowledges that the Company may (but is not required to) provide Participant alternative methods of paying the Company the minimum amount due to the appropriate tax authorities, as determined by the Company (or to the Company, in the case of hypothetical tax). If Participant is a current or former Citigroup Expatriate subject to tax equalization, Participant agrees to promptly pay to the Company, in cash (or by any other means acceptable to the Company), the excess of the amount of hypothetical tax due over the minimum amount of actual tax that is required by law to be withheld with respect to the Awards (or other subject award). To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of the Awards until the vesting of the Awards and the subsequent sale of any shares received in connection with a Stock Award. Participant also agrees to provide, upon request, complete and accurate information about his or her tax residency status to Citigroup during such periods. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

(b)                                  Stock Awards. If no method of tax withholding is specified at or prior to the time any tax (or hypothetical tax) is due on a Stock Award, or if Participant does not make a timely election, the Company will withhold a sufficient number of shares from the vested shares that are distributable to Participant to fund only the minimum amount of tax that is required by law to be withheld, but only if such shares have vested pursuant to the terms of this Agreement. Participant agrees that the Company, in its discretion, may require that some or all of the tax (or hypothetical tax) withholding obligations in connection with the Stock Award or any other equity award must be satisfied in cash only, that timely payment of such amounts when due will be considered a condition to vesting of the Stock Award (or other subject equity award), and that if the required amounts are not timely remitted to the Company, the Stock Award (or other subject equity award) may be canceled. Whenever withholding in shares is permitted or mandated by the Company, the number of shares to be withheld will be based on the fair market value of the shares on the date they are withheld, as determined by the Company. Whenever the payment of required withholding tax (or hypothetical tax) in cash is permitted or mandated by the Company and provision for timely payment of such amounts by Participant has not been made, instead of canceling an equity award (as provided above), the Company, in its sole discretion, may sell on behalf of Participant, at Participant’s market risk and expense, the number of shares subject to the award that at the market sale price obtainable for the shares on or as soon as practicable after the due date for the tax (or hypothetical tax) owed by Participant, will produce sufficient proceeds to satisfy Participant’s tax (or hypothetical tax) obligation, and remit such proceeds to the appropriate tax authorities (or in the case of hypothetical tax, retain such proceeds in satisfaction of Participant’s obligation to the Company); any remaining sales proceeds, after deduction for commissions and other reasonable and customary expenses, and any remaining shares (if otherwise distributable to Participant) will be delivered to Participant.

11. Entire Agreement; No Right to Employment.  The plan and program documents, the Prospectus, the Brochure and this Agreement constitute the entire understanding between the Company and Participant regarding the Awards and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company.  Nothing contained herein or in any incentive plan or program documents shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

12. Amendment.  The Committee may in, its sole discretion, modify, amend, terminate or suspend an Award at any time to the extent permitted or required by applicable law, the Plan, and the DCAP plan document, except that no termination, suspension, modification or amendment of an Award shall cause an award to violate Section 409A of the Code.

13. Section 409A and Section 457A Compliance.

(a)                                  Tax Liability. Participant understands that as a result of Section 409A and/or Section 457A of the Code, if Participant is a U.S. taxpayer he or she could be subject to adverse tax consequences if the Award or the plans and program documents are not administered in accordance with the requirements of Section 409A or Section 457A.  Participant further understands that if Participant is a U.S. taxpayer, and an Award is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 409A and/or Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Award. In such circumstances, Citigroup may, but will not be required to, modify or amend the Awards, as provided by the Stock Incentive Plan or the DCAP plan document. However, Participant acknowledges that there is no guarantee that the Awards, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

(b)                                  Specified Employees. If an Award is subject to Section 409A of the Code, this Agreement may not be amended, nor may the Award be administered, to provide for any distribution of shares to occur upon any event that would constitute a “separation from service” (within the meaning of Section 409A of the Code) if Participant is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant’s “separation from service,” unless it is provided that the distribution shall not be made until the date which is six months from such “separation from service,” or, if earlier, the date of Participant’s death and that during such six-month deferral period, Participant shall not be entitled to interest, dividends, dividend equivalents, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.

(c)                                  Modification. By accepting the Awards, Participant hereby consents to the amendment or modification of an Award and any outstanding award(s) heretofore granted to Participant, as provided by Section 13(a) of this Agreement, to the extent any such awards may result in taxation pursuant to Section 409A or Section 457A of the Code; provided, however, that (i) no such amendment or modification shall be made if it would violate the terms and conditions of Participant’s offer letter or employment agreement, and (ii) unless the Committee determines otherwise, any amendment or modification to outstanding award(s) pursuant to this Section 13(c) shall maintain, to the maximum extent practicable, the original intent of the amended or modified provision without contravening the provisions of Section 409A or Section 457A of the Code. The amendment or modification of any award(s) pursuant to this consent shall be at the Company’s sole discretion and the Company shall not be obligated to amend or modify the Award(s) or any plan or program documents, nor shall the Company be liable for any adverse tax or other consequences to Participant resulting from such amendments or modifications or the Company’s failure to make any such amendments or modifications for purposes of complying with Section 409A or Section 457A of the Code or for any other purpose.

14. Compliance with Regulatory Requirements.  Notwithstanding any provision of this Agreement to the contrary, the Awards may be amended or modified to the extent required or permitted under any policy implemented at any time by the Company in its discretion to (a) to comply with any legal, regulatory or governmental requirements, directions, supervisory comments, guidance or promulgations specifically including but not limited to guidance on remuneration practices or sound incentive compensation practices promulgated by any U.S. or non-U.S. governmental or regulatory agency or authority, (b) comply with the listing requirements of any stock exchange on which the Company’s common stock is traded or (c) comply with or enable the Company to qualify for any government loan, subsidy, investment or other program.

15. Arbitration; Conflict; Governing Law.  Any disputes related to the Awards shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion. This Agreement shall control in the event of a conflict between this Agreement and the Prospectus or the Brochure. In the event of a conflict between this Agreement and the Stock Incentive Plan and/or the DCAP plan document, the Stock Incentive Plan or the DCAP plan document, as applicable, shall control. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

16. Disclosure Regarding Use of Personal Information and Participant’s Consent.

(a)                                  Definition and Use of “Personal Information.” In connection with the grant of the Awards, and any other award under other incentive award program, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s home country.

The “personal information” that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s home country to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Stock Incentive Plan and DCAP; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties.  Such action will always be undertaken only in accordance with applicable law.

(b) Participant’s Consent. BY ACCEPTING THE AWARDS, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, DEFERRED CASH OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDERTHE TERMS OF SUCH PLAN OR PROGRAM, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

***